Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), dated February 7, 2022, pertaining to the 2017 Equity Incentive Plan, the 2022 Equity Incentive Plan, and the 2022 Employee Stock Purchase Plan of Arcellx, Inc. of our report dated September 27, 2021 (except Note 14(b), as to which the date is January 28, 2022), with respect to the consolidated financial statements of Arcellx, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-262191) and related Prospectus of Arcellx, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
February 7, 2022